Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made the 30th day of April, 2018, by and among ALLEGIANCE BANK, a Texas banking association having a principal place of business at 8727 W. Sam Houston Parkway N., Houston, TX 77040 (“Employer”), POST OAK BANK, N.A., a national banking association having a principal place of business at 2000 West Loop South, Suite 100, Houston, TX 77027 (the “Bank”) and Roland L. Williams, an individual who resides in the State of Texas (“Employee”).

WHEREAS, this Agreement is being entered into in connection with the Agreement and Plan of Reorganization, dated as of April 30, 2018 (the “Merger Agreement”), by and between Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), and Post Oak Bancshares, Inc., a Texas corporation (“Post Oak”); and

WHEREAS, Employee’s agreement to and compliance with the provisions of Article VI of this Agreement are a material factor, material inducement and material condition to Allegiance’s participation in the transactions contemplated by the Merger Agreement. Moreover, Employee acknowledges that a substantial portion of the value of the transactions contemplated by the Merger Agreement is Employee’s promises to refrain from competing with the Bank, Employer, or Allegiance as identified in Article VI hereof; and

WHEREAS, prior to the entry into the Merger Agreement, Employee was an owner and/or officer of Post Oak and/or the Bank and is receiving a substantial benefit as a result of the transactions contemplated by the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

TERM OF EMPLOYMENT

Employer hereby employs Employee and Employee hereby accepts employment with Employer under this Agreement for a period of three (3) years (the “Term”) beginning as of the Effective Time (as defined in the Merger Agreement); provided, however, that this Agreement may be terminated earlier as hereinafter provided. However, if the Merger Agreement is terminated for any reason before the Effective Time occurs, Employee will not be employed under this Agreement, and, excepting only Section 6.3(a), (A) all of the provisions of this Agreement will terminate as of the time of termination of the Merger Agreement and (B) there will be no liability of any kind under this Agreement. Upon the expiration of the Term, (i) this Agreement shall terminate automatically and (ii) Employee shall voluntarily retire from employment with Employer.

ARTICLE II

DUTIES OF EMPLOYEE

2.1 Title and Duties. As of the Effective Time, Employee is hereby employed by Employer as Executive Vice Chairman of Allegiance Bank, and shall perform such work as is consistent with the type and nature of work normally performed by senior banking officers and as may be assigned by Employer from time to time. Employee shall report directly to the Chief Executive Officer.

2.2 Location. Employee’s primary place of business shall be in Houston, Texas, and Employee shall be furnished with an office and other business facilities and services sufficient to carry out his duties of office.

2.3 Changes of Title or Location-Mutual Consent. The title of Employee and the location at which Employee shall work may be changed from time to time by the mutual consent of Employer and Employee without resulting in a rescission of this Agreement. Notwithstanding any such change, the employment of Employee shall be construed as continuing under this Agreement as modified.

ARTICLE III

ENGAGING IN OTHER ACTIVITIES

During the Term of this Agreement, Employee shall devote all of his entire productive time, ability, and attention to the business of Employer during Employer’s normal business hours. During the Term of this Agreement and during any non-competition period described in Article VI hereof, Employee shall not directly or indirectly render any services of a business, commercial, or professional nature relating to banking or financial matters to any other person or organization, whether for compensation or otherwise, without prior written consent of Employer.

ARTICLE IV

COMPENSATION

4.1 Base Salary. As compensation for employment services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual rate of salary (“Base Salary”) of $350,000, subject to applicable taxes and withholdings, paid semi-monthly and prorated for any partial employment period during the Term of this Agreement. The Base Salary shall be subject to review in accordance with the then existing procedures of Employer.

4.2 Bonus. Employee will be eligible for the bonus program as set forth on Schedule A. For any portion of the Term of this Agreement subsequent to the last bonus payment provided for by Schedule A, Employee will be eligible for the annual bonus program in accordance with Employer’s policies and procedures regarding such annual bonuses.

4.3 Restricted Stock Award. In consideration for Employee’s execution of this Agreement, including, but not limited to the promises made by Employee in Article VI of this

Agreement, subject to approval by the “Committee” (as defined in the Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan, as amended (“Stock Incentive Plan”)), in accordance with the terms of the Stock Incentive Plan, at the next regularly scheduled meeting of the Committee following the Effective Time, no later than the fifth (5th) business day after such meeting, Employer shall deliver to Employee a restricted stock award agreement reflecting a grant pursuant to the Stock Incentive Plan to Employee of restricted shares of Allegiance common stock in an amount and subject to the terms and conditions specified in Schedule A, and subject to such other terms and conditions determined by the Committee in its sole discretion.

ARTICLE V

REIMBURSEMENT OF EMPLOYEE BUSINESS EXPENSES AND

PARTICIPATION IN EMPLOYER BENEFIT PLANS

5.1 Out of Pocket Expenses. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment, meals and travel and other similar business expenses, in accordance with Employer policy. Employer will reimburse Employee from time to time for all such business expenses; provided, that Employee presents Employer with appropriate documentation of such expenditures in accordance with Employer’s established procedures relating to such reimbursements.

5.2 Participation in Employer Benefit Plans. Until the termination of Employee’s employment, Employee will be eligible to participate in all compensation programs and employee benefit plans maintained by Employer from time to time and generally available to the officers and employees of Employer, subject to the terms of such programs and plans. Employer reserves the right to amend or cancel any compensation programs and employee benefit plans at any time in its sole discretion, subject to the terms of such programs and plans and applicable law.

5.3 Reimbursements and In-Kind Benefits in General. All reimbursements under this Agreement shall be paid to Employee as soon as administratively practicable after Employee has provided the appropriate documentation, but in no event shall any reimbursements be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) the amount of expenses eligible for reimbursement or in-kind benefits provided under this Agreement during a calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and (b) the right to reimbursement or in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

ARTICLE VI

RESTRICTIVE COVENANTS

6.1 Confidential Information. “Confidential Information” means and includes the Bank’s and Employer’s, and their affiliated entities’, confidential and/or proprietary information and/or trade secrets, including those that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, including, but not limited to the following: information regarding past, current and prospective customers and investors and business affiliates and contractors; information regarding the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including contact names, services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; payments or rates paid to consultants or other service providers. Confidential Information includes any such information that Employee may originate, learn, have access to or obtain, whether in tangible form or memorized. Additionally, Employee recognizes that the Confidential Information is dynamic and ever-changing and that Employer and the Bank have agreed to provide Employee with access to Confidential Information in a greater quantity and/or expanded nature than any such Confidential Information that may have already been provided to Employee. Confidential Information does not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf. Employee acknowledges that the Bank’s and Employer’s respective businesses are highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by each of the Bank and Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Bank and Employer. All Confidential Information, whether or not prepared by Employee, shall remain the exclusive property of the Bank or Employer, as applicable, and shall not be removed from the premises of the Bank or Employer, as applicable, under any circumstances without the prior written consent of the Bank or Employer, as applicable, provided, however, that Employee may remove such items for the purpose of furthering the business of the Bank or Employer if such action is consistent with the past practices of the Bank or Employer.

6.2 Promises of Employer and the Bank. The Bank promises and agrees that reasonably soon after the execution of this Agreement by Employee, the Bank shall provide Employee with Confidential Information in a greater quantity and/or expanded nature than that already provided to Employee. In addition, Employer promises and agrees that reasonably soon after the execution of this Agreement by Employee and during the Term and as part of the employment under this Agreement, Employer shall provide Employee with Confidential Information, which will enable Employee to perform his job for Employer. In addition, after the Effective Time, Employee will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, financing sources, etc., of Employer. Employee acknowledges that (i) the Bank and Employer have devoted substantial time, effort, and resources to develop and compile the Confidential Information; (ii) public disclosure of such Confidential Information would have an adverse effect on the businesses of the Bank and Employer; (iii) the Bank and Employer would not disclose such information to the Employee, nor would the Bank or Employer employ or continue to employ the

Employee without the agreements and covenants set forth in this Article VI; and (iv) the provisions of this Article VI are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

6.3 Employee’s Promises.

(a) Employee agrees that Employee will not, at any time after the date of this Agreement, during the period of his employment with the Bank or Employer, or after the termination of such employment with the Bank or Employer for any reason, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of the Bank or Employer, or third parties, or make any use thereof, directly or indirectly, except in performance of Employee’s duties for the Bank or Employer. Employee also agrees that Employee shall immediately deliver to the Bank or Employer, as directed, upon the termination of employment or at any other time at the Bank or Employer’s request, without retaining any copies, all documents and other material in Employee’s possession relating, directly or indirectly, to any Confidential Information or other information of the Bank or Employer, or Confidential Information or other information regarding third parties, learned as an employee of the Bank or Employer.

(b) Ancillary to the consideration to be provided pursuant to Section 4.3 and Section 6.2 hereof, including but not limited to the Bank and Employer’s agreement to provide Confidential Information to Employee and Employee’s agreement not to disclose Confidential Information, and in order to protect the Confidential Information, Employee agrees to the non-competition and non-solicitation provisions set forth in this Section 6.3(b)(1)-(4) (the “Non-Competition Obligations”). Employee agrees that, for the Non-Competition Period, Employee will not, except as an employee of the Bank or Employer, in any capacity for Employee or others, directly or indirectly:

(1) compete in, engage in, or contribute knowledge to, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding each of the banking centers of Employer (including, without limitation, those offices that were formerly banking offices of the Bank) or the Bank (collectively, the “Market Area”), a business similar to that of the Bank or Employer, or compete in, engage in, or contribute knowledge to that type of business which the Bank or Employer has plans to engage in, or any business which the Bank or Employer has engaged in during the preceding twelve (12) month period if within the twenty-four (24) months before the termination of Employee’s employment, Employee obtained information regarding the proposed plans or the business in which the Bank or Employer engaged;

(2) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to that of the Bank or Employer anywhere within the Market Area. Notwithstanding the foregoing, the Employee is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(3) call on, service or solicit competing business from customers or prospective customers of the Bank or Employer if, within the twelve (12) months before the termination of Employee’s employment with the Bank or Employer, Employee had or made contact with the customer, or had obtained information about the customer in the course of employment with Employer; or

(4) call on, solicit or induce any employee of the Bank or Employer whom Employee had contact with, knowledge of, or association with in the course of employment with the Bank or Employer to terminate employment from the Bank or Employer, or hire or retain any former employee of the Bank or Employer whom Employee had contact with, knowledge of, or association with in the course of employment with the Bank or Employer and whose employment with the Bank or Employer terminated in the three-month period immediately preceding such hiring or retention, and will not assist any other person or entity in such activities.

6.4 Non-Competition Period. The Non-Competition Obligations shall apply from the date of this Agreement through the date that is the third (3rd) anniversary of the date on which the Effective Time occurs (the “Non-Competition Period”). However, if the Merger Agreement is terminated for any reason before the Effective Time occurs, Employee will have no Non-Competition obligations under this Agreement.

6.5 Non-Competition Covenant Reasonable. The parties to this Agreement hereby agree that the restrictive covenants set forth in this Article VI are ancillary to this Agreement, which is an otherwise enforceable agreement. Employee agrees that any work performed by Employee for any competitor of the Bank or Employer during the Non-Competition Period inevitably would lead to Employee’s unauthorized use of the Bank’s or Employer’s Confidential Information, even if such use were unintentional. Because it would be impossible, as a practical matter, to monitor, restrain or police Employee’s use of such Confidential Information other than by Employee’s not working for a competitor, Employee agrees that restricting such employment as set forth in this Agreement is the narrowest way to protect Employer’s interests, and the narrowest way of enforcing Employee’s consideration for the receipt of Employer’s specialized training and Confidential Information (namely, Employee’s promise not to use or disclose that Confidential Information and/or specialized training).

6.6 Enforcement and Legal Remedies. The Bank, Employer and Employee acknowledge and agree that breach of any of the covenants made by Employee in this Agreement would cause irreparable injury to the Bank or Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that the Bank or Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof.

6.7 Tolling. In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of the Non-Competition Obligations by the Employee, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Employee was in breach of this Agreement, so that Employer is provided the benefit of the full Non-Competition Period.

6.8 Immunity Notice. Notwithstanding any other provision of this Agreement:

(a) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding;

(b) If Employee files a lawsuit for retaliation, Employee may disclose Employer’s trade secrets to his attorney and use the trade secret information in the court proceeding if Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order; and,

(c) Nothing in this Agreement prevents Employee from communicating with government agencies.

ARTICLE VII

PROPRIETARY RIGHTS

7.1 Assignment. Employee hereby irrevocably assigns and agrees to assign to Employer all rights Employee may have in any and all intellectual property developed partially or wholly by Employee during his employment with Employer. Employer agrees to provide Employee an opportunity to develop new intellectual property in an expanded nature.

7.2 Work for Hire. Employee agrees that if, in connection with the performance of his duties while employed by Employer, Employee creates, or assists in the creation of, any work that may be protectable under the copyright laws or similar laws: (a) that such work is considered a “work made for hire,” (b) Employer shall be considered the author and owner of the work, and (c) if it is later determined that the work was not a “work made for hire,” Employee hereby assigns to Employer any copyrights and other ownership interests that Employee may have in the work.

7.3 Inventions. Employee further agrees to promptly and fully inform and disclose to Employer the existence of all inventions, potential inventions, designs, discoveries, processes, business plans, improvements, ideas (“Inventions”), works of authorship, or derivative works that are in any way created, have resulted, or are derived from the use of the Bank’s or Employer’s resources or were created, resulted or derived from while performing Employee’s duties as an employee employed by Employer, all of which shall be the exclusive property of Employer. Employee further agrees to maintain current and adequate written records on the development of the aforementioned Inventions, works of authorship and derivative works. Employee hereby assigns and agrees to assign, without further compensation, all of Employee’s right, title, and interest in or to the aforementioned Inventions, works of authorship, and derivative works.

7.4 Applications and Registrations. Employee agrees to assist Employer in every proper way to perfect Employer’s rights in all Inventions, trademarks, and copyrightable works; including, without limitation, promptly executing and delivering such patent, copyright, trademark or other applications, assignments, descriptions and other instruments, and to take such actions, as may be reasonably necessary to vest title to, maintain title to, and/or defend or enforce the rights of Employer in the Inventions, trademarks, or copyrightable works.

7.5 Attorney in Fact. Employee agrees that in the event Employer is unable, for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in Section 7.4, Employee irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on behalf of Employee to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this assignment with the same legal force and effect as if executed by Employee.

ARTICLE VIII

TERMINATION RIGHTS

8.1 Termination for Cause by the Employer. The Employer may terminate this Agreement and Employee’s employment for Cause (as defined hereinafter), such termination to be effective immediately upon written notice to Employee. Any termination of Employee’s employment under this Section 8.1 will not be in limitation of any other right or remedy which the Employer may have under this Agreement, at law, or in equity. The term “Cause” means (a) Employee’s fraud, embezzlement, theft or misappropriation of funds or other property of the Employer or its affiliated entities, (b) self-dealing or gross negligence in the performance by Employee of his duties pursuant to this Agreement, (c) the repeated failure or refusal by Employee to perform his duties to the Employer as provided herein, other than due to Disability, (d) the commission by Employee of any willful acts of bad faith or gross misconduct against the Employer or its affiliated entities, (e) the indictment of Employee for a felony or other criminal act involving dishonesty, whether or not relating to his employment with the Employer, (f) the repeated breach by Employee of a lawful, established policy or procedure of the Employer and (g) the Employee’s material breach of any provision of this Agreement; provided that with respect to clauses (c) and (f) and (g), Employer shall give Employee written notice of the breach or other failure on the part of Employee and the actions necessary to correct such breach, if applicable. If Employee fails to cure the breach or failure within fifteen (15) days of receipt of such notice or if the breach or failure is incurable, Employer may proceed to terminate Employee’s employment for Cause without further notice.

8.2 Termination by Employer Upon Employee’s Disability. The Employer may terminate this Agreement and Employee’s employment upon a determination of Disability (as defined below), such termination to be effective immediately upon written notice to Employee. The term “Disability” means Employee’s inability to perform his usual services to the Employer because of mental or physical illness or injury for the consecutive days as defined in the Employer’s disability policy then in effect, which inability to perform will be determined by a physician selected by the Employer.

8.3 Termination Upon Employee’s Death. In the event of Employee’s death, this Agreement and Employee’s employment shall immediately terminate.

8.4 Termination by Employer Other Than for Cause, Disability or Death. Notwithstanding anything to the contrary contained in this Agreement, the Employer may terminate this Agreement and Employee’s employment for any or no reason during the Term (i.e., other than for Cause or Disability), such termination to be effective immediately upon the giving of written notice to Employee from the Employer.

8.5 Termination by Employee. Employee shall have the right, at his election and for any reason prior to the expiration of the Term of this Agreement, to voluntarily terminate this Agreement and his employment with Employer upon thirty (30) days written notice.

8.6 Termination upon Expiration of Term. Upon expiration of the Term, and thereby, expiration of the Agreement, Employee shall voluntarily terminate, by retirement, his employment with Employer. Upon Employee’s voluntary retirement, Employee shall not be entitled to any severance benefits, including, without limitation, pursuant to the Allegiance Bank Texas Severance Plan, or other payments, except as described in Section 8.7(a) below.

8.7 Certain Payments Following Termination of Employment.

(a) If Employee’s employment with the Employer is terminated by the Employer for Cause or Disability, or if Employee voluntarily terminates employment with the Employer, or if Employee’s employment terminates by his voluntary retirement upon expiration of the Term of this Agreement, Employee shall thereafter be entitled to receive from the Employer payment of any accrued but unpaid Base Salary, less applicable taxes, withholding, and deductions, through the date of employment termination and expense reimbursements through the date of such termination for which Employee is entitled to reimbursement in accordance with Section 5.1 (collectively, the “Accrued Benefits”), and Employee’s Non-Competition Obligations set forth in Article VI shall continue during the Non-Competition Period. For the avoidance of doubt, the Accrued Benefits do not include the yet to be accrued Base Salary that Employee would have earned had his employment not terminated. The Accrued Benefits shall be paid to Employee within thirty (30) days after the date of termination.

(b) If Employee’s employment with the Employer is terminated prior to the second anniversary of the Effective Time by the Employer for any reason other than for Cause, Disability or death, Employee shall be entitled to receive from the Employer (i) the Accrued Benefits (payable within thirty (30) days after the date of termination), and (ii) provided Employee has executed a release in a form acceptable to the Employer (the “Release”) and any applicable revocation period has expired without Employee revoking the Release, a lump sum payment, on the sixtieth (60th) day following the date of termination, equal to (x) the remaining yet to be earned Base Salary for the remaining portion of the Term of this Agreement that Employee would have earned had Employee’s employment not been terminated before the end of the Term, plus (y) the remaining yet to be paid quarterly cash bonus payments, as set forth on Schedule A, all less applicable taxes and withholdings (the “Severance Amount”), and the Non-Competition Period for Employee’s Non-Competition Obligations set forth in Article VI shall continue as provided in Section 6.4. If Employee’s employment with the Employer is terminated on or after the second anniversary of the Effective Time and prior to the end of the Term by the Employer for any reason other than for Cause, Disability or death, Employee shall be entitled to receive from the Employer (i) the Accrued Benefits (payable within thirty (30) days after the date of termination), and (ii) provided Employee has executed the Release and any applicable revocation period has expired without Employee revoking the Release, the Severance Amount, which shall be paid in equal installments on each March 31, June 30, October 31 and December 31 (each, a “Quarterly Payment Date”) beginning on the first Quarterly Payment Date to occur after the Release has become effective and ending on the last Quarterly Payment Date on which the final quarterly cash bonus payment is scheduled to be paid as set forth on Schedule A, and the Non-Competition Period for Employee’s Non-Competition Obligations set forth in Article VI shall continue as provided in Section 6.4. Moreover, in the event Employee’s employment with the Employer is terminated on or after the second anniversary of the Effective Time and prior to the end of the Term by the Employer for any reason other than for Cause, Disability or death, Employer, in its sole discretion, may require Employee to enter into a consulting agreement, with a term not to exceed one (1) year and for a level of services not to exceed twenty percent (20%) of the average level of services Employee provided to Employer during the 36-month period immediately preceding the date of termination, and for no additional consideration above the Severance Amount.

(c) If Employee’s employment with the Employer is terminated upon Employee’s death, Employee’s legal representatives shall thereafter be entitled to receive from the Employer payment of the Accrued Benefits within thirty (30) days after the date of death, and Employee’s Non-Competition Obligations set forth in Article VI shall automatically cease.

8.8 Code Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee’s termination of employment with Employer, Employee is a “specified employee” as defined in Section 409A of the Code, then to the extent that any amount to which Employee is entitled in connection with the termination of his employment is subject to Section 409A of the Code, payments of such amounts to which Employee would otherwise be entitled during the six (6) month period following Employee’s termination of employment will be accumulated and paid in a lump sum on the first day of the seventh month after the date of Employee’s termination of employment. The first sentence of this paragraph shall apply only to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. Each installment of the payments provided under Section 8.7(b) of this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

(b) Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

(c) If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer may reform such provision; provided, that Employer shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

8.9 Return of Property. Upon Employee’s termination of employment for any reason, or at any time upon Employer’s request, Employee (or Employee’s executor or personal representative in the event of Employee’s death or Disability) shall immediately return to the Employer all property of the Employer, including, but not limited to, all keys, credit cards and all other property of the Employer in Employee’s possession.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of the Agreement, but each party may change its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

9.2 Entire Agreement. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, and, effective after the Effective Time, supersedes any other employment agreements or understandings, written or oral, between the Employer and/or its predecessors and the Employee. The Employee has no oral representations, understandings or agreements with the Bank or Employer or any of their officers, directors or representatives covering the same subject matters as this Agreement. The Agreement is the final, complete and exclusive statement and expression of the agreement between the Bank, Employer and the Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

9.3 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas. Exclusive venue of any dispute relating to this Agreement shall be, and is convenient in, Harris County, Texas. Employee agrees that he will not contest venue in Harris County, Texas or the application of Texas laws to any dispute relating to, connected with or arising under this Agreement.

9.4 Modification. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by both parties.

9.5 Failure to Enforce Not Waiver. Any failure or delay on the part of the Bank, Employer or Employee to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party. Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

9.6 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Article VI shall survive early termination or expiration of the Term of this Agreement.

9.7 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties’ original intent.

9.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Bank, Employer and Employee, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of the Bank, Employer and any entity or person that acquires all or substantially all of the assets of the Bank or Employer.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

ALLEGIANCE BANK
EMPLOYER

By:	/s/ Steven F. Retzloff

Name:	Steven F. Retzloff
Title:	Chairman
POST OAK BANK, N.A.
THE BANK

By:	/s/ Renee C. Bourland

Name:	Renee C. Bourland
Title:	Executive Vice President & Chief Financial Officer
EMPLOYEE /s/ Roland L. Williams
Roland L. Williams

[Signature Page to Employment Agreement]

Schedule A

Quarterly Cash Bonus: $33,547, subject to applicable taxes and withholdings, to be paid through normal payroll practices on each March 31, June 30, October 31 and December 31 for twelve consecutive quarters beginning on the first such quarterly date after the Effective Time. Except as set forth in Section 8.7(b), if Employee’s employment with Employer terminates for any reason, Employee shall forfeit the right to receive any bonus payment that has not been paid as of the date of such termination.

Restricted Stock Grant: 8,591 shares, which will vest 50% per year on each anniversary of the grant.